PRESS RELEASE

Contact:

Matthew J. Smith

President and Chief Executive Officer

Rhinebeck Bancorp, Inc.

(845) 454-8555

Rhinebeck Bancorp, Inc. Announces Completion of

Conversion and Offering

Poughkeepsie, New York (July 21, 2026) – Rhinebeck Bancorp, Inc. (NASDAQ Capital Market: RBKB) (the “Company”), the holding company for Rhinebeck Bank, announced that Rhinebeck Bancorp, MHC (the “MHC”) has completed its “second-step” conversion from the two-tier mutual holding company structure to the fully-public stock holding company structure (the “Conversion”), and that the Company has completed its offering.  As a result of the closing of the Conversion, the MHC will cease to exist.

The Company sold 8,880,210 shares of common stock at a price of $10.00 per share in the offering. In addition, each outstanding share of Company common stock held by public stockholders as of July 21, 2026 was converted into new shares of Company common stock based on an exchange ratio of 1.3978. As a result of the Conversion, offering and exchange, the Company has 15,638,237 shares of common stock outstanding, before taking into account adjustments for fractional shares.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration System (DRS) book-entry statements for shares purchased in the offering on or about July 21, 2026. Interest checks, and if applicable refund checks, for subscribers in the offering are also expected to be mailed out on or about July 21, 2026. Subscribers in the offering wishing to confirm their orders may do so online at https://allocations.kbw.com or may contact the Stock Information Center at (877) 643-8198. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. For existing shareholders as of the closing, checks for cash in lieu of fractional shares will be mailed on or about July 24, 2026.

Luse Gorman, PC acted as legal counsel to the Company and Rhinebeck Bank. Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for the Company in the offering, and Vedder Price P.C. acted as its legal counsel.

About Rhinebeck Bancorp, Inc.

Rhinebeck Bancorp, Inc. is the bank holding company for Rhinebeck Bank, a New York-chartered stock savings bank headquartered in Poughkeepsie, New York. Rhinebeck Bank conducts its business from 12 full-service banking offices and three representative offices located in Albany, Dutchess, Orange, Ulster and Westchester Counties, New York.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, delays in trading of newly issued common stock following completion of the conversion and offering, and other risks as described in filings the Company has made with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov.